Exhibit 16.1

August 29, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Falcon Minerals Corporation (formerly named Osprey Energy Acquisition Corp.) under Item 4.01 of its Form 8-K dated August 29, 2018. We agree with the statements concerning our Firm in Item 4.01 of such Form 8-K; we are not in a position to agree or disagree with other statements of Falcon Minerals Corporation contained therein.

Very truly yours,

/gcp